Exhibit 23.2

Independent Certified Public Accountants’ Consent

The Board of Directors

Eos International, Inc.

Benicia, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 4, 2002, except for Notes 4, 5, 12 and 14, which are as of December 31, 2003, which is included in the Prospectus, relating to the statements of operations, changes in stockholders’ equity (deficit), and cash flows of I.F.S. of New Jersey, Inc., a New Jersey corporation.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Comyns, Smith, McCleary, LLP

Lafayette, California

January 12, 2004